Exhibit 10.1

Agreement by and between:

The Coretec Group, Inc.

333 Jackson Plaza, Suite 1200

Ann Arbor, MI 48103

and

Matthew Kappers

Concordia Financial Group, LLC

1354 Grace Ave

Cincinnati, Ohio 45208

The Coretec Group, Inc. (hereinafter referred to as the "Company") is pleased to offer Matthew Kappers (hereinafter "CEO") a position as Chief Executive Officer (CEO) and Member of the Board of Directors (Member) detailed in this agreement (hereinafter "Agreement") on the terms and conditions set forth herein effective as of the 15th day of June 2021 (hereinafter the "Effective Date"). Company and CEO may be referred to herein, whether singular or plural, as "Party" or "Parties" as may be applicable.

1.

This Agreement shall be effective as of the Effective Date (hereinafter "Starting Date") June 15th, 2021 and shall continue in full force and effect through December 15th, 2021 (hereinafter "Ending Date") unless: a) earlier terminated by either Party or mutually terminated by the Parties with or without cause upon thirty (30) days' prior written notice by one Party to the other Party; or b) upon the earlier of the date of any uncured default or breach of this Agreement; or c) extension of the Ending Date or any other additional period that this Agreement shall be in effect that the Parties mutually desire and agree to reduce to writing and sign. Any such termination, which shall be accomplished without penalty unless otherwise specifically stated herein, shall not relieve or release either Company or CEO from any rights, liabilities or obligations that may have accrued under the law or terms and conditions of this Agreement prior to the date of such termination.

In the event that either Party hereto shall commit any material breach or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) calendar days after receipt of written notice thereof from the other Party hereto, the Party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other Party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

2.	CEO's position shall be that of an independent contractor and not as an employee of the Company. Concordia Financial Group, LLC will be CEO’s entity that will invoice the Company.

3.

CEO shall make approximately 24 hours per week available to the Company. In the event that the CEO’s time to fulfill the responsibilities of the role is materially more or less than 24 hours per week, then the Parties will amend this agreement.

4.

Any travel by CEO on behalf of Company shall be at the prior request and approval of the Company. Subject to Company's prior request and approval, the Company agrees to reimburse CEO for the following expenses (that are allowed by Company) but only upon prompt submission by CEO to Company of an expense report(s) with written record(s) or other proof of those expense(s) specified in any such expense report as provided for in this Agreement:

a.

reasonable travel expenses such as airfare, train fare, automobile mileage, re-fueling of automobiles, automobile rentals, and taxi fares to and from the place of consultation if it is a location or locations other than the CEOs home address or Company office address; and

b.	reasonable living expenses at such location(s) if it is a location or locations other than in the CEOs hometown or Company office hometown; and

c.	any other out-of-pocket expenses incurred by CEO in carrying out consulting related services that Company requests and approves prior to CEO incurring any such expense(s).

d.

Payment for reimbursement of the aforementioned expenses shall be made within 30 calendar days upon CEO's submittal of invoices, expense reports, receipts, and related documentation or other information as specified in the payment paragraph of this Agreement.

5.	For services as CEO, CEO shall be paid $12,500 per month upon submission of invoice, payable in net 10 days, following each month end via email to accounting@thecoretecgroup.com.

6.

In addition, CEO shall receive five million stock options priced at the market’s close the day this agreement is signed. Options shall be vested monthly over six months as long a CEO is still retained by the Company. For services as Member, CEO shall be paid the same compensation as other board members.

7.

During the term and the extension thereof, the Company shall maintain suitable director and officer insurance for a company of substantially similar size and position. Such insurance shall cover and include the Director.

8.	CEO will enter into a Directors Agreement which has normal and customary terms and conditions of a public company board of directorship.

9.	CEO shall report to the Board of Directors of The Coretec Group Inc., during the term of this Agreement.

10.

Any and all services or activities performed by CEO that are requested by Company shall be subject to the terms and conditions of the Confidentiality Agreement by and between CEO and Company, effective as of Effective Date, which shall control. Specifically, CEO shall not disclose to any other parties whatsoever any information or data or any unpublished information concerning Company business and research activities and interests with which CEO becomes familiar in CEO's contacts or other interactions with Company without Company's prior written consent. Similarly, CEO shall not disclose to other parties without Company's prior written consent the results of or the specific nature of CEO's work performed under this Agreement.

Subject to and in accordance with paragraph 7, CEO agrees to communicate to Company any and all ideas, creations, concepts, improvements, and other creative works which CEO conceives or makes or produces, reduces to practice, or otherwise manifests and which arise from CEO services or other services or activities for Company pursuant to and under this Agreement, and CEO hereby agrees to assign all rights, copyrights, control, and titles to any and all such ideas, creations, concepts, improvements, and other creative works to Company. If Company considers any and all such ideas, creations, concepts, improvements, and other creative works to be inventions on which Company wishes to apply for United States or foreign patents, copyrights, trademarks, or other protection(s) of intellectual property, CEO shall, at Company's request, execute any and all papers, documents, records, or other information deemed necessary or advisable for the filing and prosecution of any such patent applications, copyrights, or trademarks and for providing confirmation of Company legal title to and control of any and all such inventions, applications, and any patents granted. Company shall bear all legal costs involved with CEO's execution of any and all papers, documents, records, or other information deemed necessary or advisable for the filing and prosecution of any such patent applications, copyrights, or trademarks and for providing confirmation of Company legal title to and control of any and all such inventions, applications, and any patents granted.

11.

CEO's obligations under paragraph 8 shall survive and continue beyond the termination of this Agreement insofar as such obligations relate to CEO's services or other activities under this Agreement prior to termination of this Agreement.

It is understood by the Parties and CEO agrees that CEO has no obligations that are inconsistent with accepting the terms and conditions of this Agreement and that CEO agrees that CEO shall not undertake any such inconsistent obligations or render any services or activities that are inconsistent with this Agreement while this Agreement is in effect. If this understanding is correct and if CEO also accepts the terms and conditions set forth herein, please so indicate by signing and dating this agreement.

OFFERED BY The Coretec Group Inc.:	ACCEPTED BY Matthew Kappers:

By:	By:

Matthew Kappers
Concordia Financial Group, LLC

Date of Signature:	Date of Signature: